Exhibit 99.1
Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK’S PROPOSED SALE OF BNT
AFFECTED BY CHANGING MARKET CONDITIONS

LAKE FOREST, Ill., Dec. 11, 2006 - Brunswick Corporation (NYSE: BC) today announced that it is facing increasingly challenging market conditions in the highly competitive portable navigation device (PND) segment, which is affecting the operating performance of its Brunswick New Technologies (BNT) unit and Brunswick’s ability to dispose of BNT at or above book value. In April 2006, Brunswick announced its intent to sell BNT, which includes fleet management, marine electronics and PND products sold under the Navman, Northstar and MX Marine brands.
“BNT is an amalgamation of electronics businesses primarily based on GPS technologies,” explained Dustan E. McCoy, Brunswick chairman and chief executive officer. “As we announced earlier this year, we no longer view ownership of BNT as a strategic imperative and choose to free up resources to more intently focus on our core business segments - marine, fitness, bowling and billiards - and long-term strategic objectives.”
Increased competition and pricing pressures in the PND market segment are adversely affecting the operating results of BNT’s PND business in the important fourth quarter holiday selling season. Based on the performance of this operation and very recent discussions with potential buyers, the company has concluded that proceeds from the sale of BNT will be less than its book value. These conditions will result in a non-cash asset impairment charge estimated in the range of $70 million to $95 million in the fourth quarter, primarily driven by the PND business.
“Over the past two months, we have experienced a significant change in the market dynamics for PND products, primarily in Europe where Navman holds the number-three market share position,” McCoy continued. “While we’ve said all year that the market is becoming increasingly competitive, in November alone we witnessed an even greater level of price discounting, which has adversely affected our PND business unit.”
“Nevertheless, we are continuing with the sales process for the PND business as well as the marine electronics and fleet management units, the latter two of which continue to perform at or above expected levels,” McCoy said.
Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005 and Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.